Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. ANNOUNCES PRICING OF A PUBLIC OFFERING OF COMMON UNITS BY AN AFFILIATE OF PEABODY ENERGY CORPORATION

RADNOR, Pa., December 10, 2003—Penn Virginia Resource Partners, L.P. (NYSE: PVR) today announced the pricing of a public offering of 1,000,000 common units to be sold by an affiliate of Peabody Energy Corporation, at a public offering price of $33.80 per common unit. The offering is scheduled to close on December 15, 2003.

The Peabody Energy affiliate selling the common units has also granted to Lehman Brothers Inc., the underwriter of this offering, a 30-day option to purchase an additional 150,000 common units to cover any over-allotments. PVR will not receive any proceeds from this offering.

When available, copies of the final prospectus supplement and accompanying base prospectus may be obtained from: Lehman Brothers Inc., Syndicate Registration, 399 Park Avenue, 11th Floor, New York, New York, 10022, Telephone (212) 526 0724.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of common units in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering may be made only by means of a prospectus supplement and prospectuses relating to this offering, which have been filed with the Securities and Exchange Commission and which are available at the SEC’s website at www.sec.gov.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. PVR also provides fee-based coal preparation and transportation facilities to some of its lessees to enhance their production levels and to generate additional coal services revenues. In addition to the coal business, PVR generates revenues from the sale of timber growing on its properties. PVR is headquartered in Radnor, PA.

Forward-looking statements: This news release contains various forward-looking statements. With the exception of historical matters, any matters discussed are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: acquisitions, expected commencement dates of coal mining, projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for coal, projected supply of coal, and lessee delays or defaults in making payments, all of which will affect revenue levels, prices, royalties and minimum rental payments received by PVR. Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 11, 2003 and as amended on June 3, 2003, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 filed on May 12, 2003, June 30, 2003 filed on August 8, 2003 and September 30, 2003 filed on November 7, 2003. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.